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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-80577, 333-00514, 333-46473, 333-80087,
333-80089 and 333-85093) of RadiSys Corporation of our report dated March 3, 2000 relating to the statement of assets to be acquired as of December 28, 1999 and the related statement of direct revenues and direct operating expenses for the period from January 1, 1999 to December 28, 1999 of the OCP Business Unit of International Business Machines Corporation, which appears in this Amendment No.1 to Current Report on Form 8-K/A of RadiSys Corporation.


PricewaterhouseCoopers LLP

Portland, Oregon
March 10, 2000